Exhibit 10.18

Tenant: BigCommerce, Inc. Premises: Four Points Centre, Suites 2-100, 2-201, 2-300 and 1-150

FIRST AMENDMENT TO LEASE

February 5, 2018

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of February 5, 2018, by and between G&I VII FOUR POINTS LP, a Delaware limited partnership (“Landlord”), and BIGCOMMERCE, INC., a Texas corporation (“Tenant”).

A. Landlord, as successor-in-interest to New TPG-Four Points, L.P., and Tenant are parties to a Lease (“Current Lease”) dated November 20, 2012 for the Premises (“Suite 2-300”) deemed to contain 32,957 rentable square feet presently known as Suite 2-300 in the building known as Four Points Centre, Building II, located at 11305 Four Points Drive, Austin, Texas 78726. The Current Lease as amended by this Amendment is referred to herein as the “Lease”.

B. Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, certain additional premises in the Building presently known as Suite 2-100 and shown on the location plan attached hereto as Exhibit A-1, which space is deemed to contain 30,142 rentable square feet of space (“Suite 2-100”).

C. Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, certain additional premises in the Building presently known as Suite 2-201 (“Suite 2-201”), consisting of approximately 5,246 rentable square feet of space, plus certain additional space consisting of approximately 2,623 rentable square feet of space (“Additional Space”), which together shall comprise approximately 7,869 rentable square feet of space. Suite 2-201 and the Additional Space shall collectively be known as the “Must-Take Space”, and are shown on the location plan attached hereto as Exhibit A-2.

D. Landlord and Tenant wish to amend the Current Lease to expand the Premises (currently Suite 2-300) to include Suite 2-100 and the Must-Take Space, and to extend the Term upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant hereby agree as follows:

1. Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Current Lease.

2. Term. The Term is hereby extended through April 30, 2028. “Expiration Date” means the last day of the Term, or such earlier date of termination of the Lease pursuant to the terms thereof. Except for: (i) the Right of First Refusal as per Exhibit G, Section 2 of the Current Lease; (ii) the Expansion Option as per Section 10 of this Amendment; (iii) the Extension Options as per Section 11 of this Amendment; (iv) the Termination Option as per Section 12 of this Amendment; and (v) the Right of First Offer as per Section 13 of this Amendment, any and all options of Tenant to extend or reduce the Term or expand or reduce the size of the Premises, including without limitation rights of first refusal, offer, and negotiation, are hereby deleted in their entireties and are of no further force and effect.

3. Suite 2-100.

(a) The Term for Suite 2-100 commences on the date (“Suite 2-100 Commencement Date”) that is the earlier of: (i) the date on which Tenant first occupies all or any portion of Suite 2-100 for the conduct of Tenant’s business (or the conduct of its transferee’s business under a Permitted Transfer); or (ii) the date that is 120 days after the Suite 2-100 Delivery Date. The “Suite 2-100 Delivery Date” means the date Landlord delivers exclusive possession of Suite 2-100 to Tenant accompanied by notice of same to Tenant. The Term for Suite 2-100 expires on April 30, 2028.

(b) By the Confirmation of Lease Term substantially in the form of Exhibit B attached hereto (“COLT”), Landlord will notify Tenant of the Suite 2-100 Commencement Date, rentable square footage of Suite 2-100 (measured per BOMA standards as set forth in the Current Lease), and all other related matters stated therein. The COLT will be conclusive and binding on Tenant as to all matters set forth therein unless, within 10 days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

(c) Effective on the Suite 2-100 Commencement Date: (i) the “Premises” includes Suite 2-100; and (ii) “Tenant’s Pro Rata Share” means the rentable area of the Premises divided by the rentable area of the Building on the date of calculation.

(d) Landlord shall use commercially reasonable efforts to cause the Suite 2-100 Delivery Date to occur no later than December 1, 2018. If Landlord does not deliver possession of Suite 2-100 by March 1, 2019 (which date shall be pushed back on a day-for-day basis for each day that delivery is delayed due to a Force Majeure Event or that a pending default remains uncured), Tenant shall be entitled to 1 day of free Base Rent and Tenant’s Pro Rata Share of Operating Expenses with respect to Suite 2-100 for each day of such delay commencing on March 1, 2019 until possession of Suite 2-100 is delivered, which credit shall be applied against the Base Rent and Tenant’s Pro Rata Share of Operating Expenses next due and owing. In lieu of but not in addition to the foregoing, if Landlord does not deliver possession of Suite 2-100 by April 1, 2019 (which date shall be pushed back on a day-for-day basis for each day that delivery is delayed due to a Force Majeure Event or that a pending default remains uncured), Tenant shall be entitled to 1 and 1/2 days of free Base Rent and Tenant’s Pro Rata Share of Operating Expenses with respect to Suite 2-100 for each day of such delay commencing on April 1, 2019 until possession of Suite 2-100 is delivered, which credit shall be applied against the Base Rent and Tenant’s Pro Rata Share of Operating Expenses next due and owing. In lieu of but not in addition to the foregoing, if Landlord does not deliver possession of Suite 2-100 by May 1, 2019 (which date shall be pushed back on a day-for-day basis for each day that delivery is delayed due to a Force Majeure Event or that a pending default remains uncured),Tenant shall be entitled to 2 days of free Base Rent and Tenant’s Pro Rata Share of Operating Expenses with respect to Suite 2-100 for each day of such delay commencing on May 1, 2019 until possession of Suite 2-100 is delivered or October 1, 2019, whichever occurs first, which credit shall be applied against the Base Rent and Tenant’s Pro Rata Share of Operating Expenses next due and owing. Landlord shall notify Tenant within 5 business days of the occurrence of a Force Majeure Event for which Landlord intends to assert a delay under this subsection (d). For avoidance of doubt, the parties acknowledge and agree that the continued occupancy of Suite 2-100 by another tenant, or an event resulting in the continued occupancy of Suite 2-100 by another tenant, shall not be considered a Force Majeure Event for purposes of this subsection (d).

(e) If the Suite 2-100 Delivery Date does not occur on or before September 1, 2019 (notwithstanding delays due to a Force Majeure Event), then Tenant may terminate the Lease for all of the Premises by written notice delivered to Landlord after October 1, 2019 but no later than October 31, 2019. If the Lease is terminated under this subsection (e), then: (i) the Lease shall be deemed terminated on the date that is 365 days after delivery of the termination notice to Landlord; and (ii) neither party shall have any further obligations or liabilities under the Lease (except as to any Lease obligations that exist prior to such 365th day and any obligations that expressly survive termination); (iii) the free rent credits that have accrued under subsection (d) prior to such termination notice and that would have been applied against the Base Rent and Tenant’s Pro Rata Share of Operating Expenses due and owing for Suite 2-100 shall instead be applied against the Base Rent and Tenant’s Pro Rata Share of Operating Expenses next due and owing for the remainder of the Premises; and (iv) each party acknowledges and agrees that neither Tenant nor Landlord shall have liability to the other for any other costs, expenses or damages (consequential or otherwise) under the Lease. For the avoidance of doubt, the Lease shall continue in full force and effect with respect to Suite 2-300 until the date that is 365 days from the delivery of the termination notice, and the Lease shall continue in full force and effect with respect to Suite 2-201, the Additional Premises, Suite 1-150 and Suite 1-210, as applicable, until the date that is 365 days from the delivery of the termination notice if, on or before the date the termination notice is sent, the commencement date for such space has occurred. Notwithstanding the foregoing, upon receipt of such termination notice from Tenant, Landlord shall have 10 days to provide Tenant with a time recovery plan that is acceptable to Tenant. If after reviewing such time recovery plan, Tenant is not reasonably satisfied that Suite 2-100 shall be delivered within 30 days thereafter, then Tenant may elect to terminate the Lease on the date that is 365 days after delivery of Tenant’s original termination notice to Landlord. Tenant’s sole remedy for Landlord’s failure to deliver possession of Suite 2-100 is to terminate the Lease for all of the Premises as provided in this subsection (e). If Tenant does not terminate the Lease under this subsection (e) by written notice delivered to Landlord by October 31, 2019, such option to terminate shall be deemed waived and the Lease shall continue in full force and effect.

4. Suite 2-201; Must-Take Space.

(a) Tenant currently occupies Suite 2-201 pursuant to a sublease with Somnio Solutions, Inc. (“Sublease”). The Sublease and the underlying lease agreement between Landlord and such sublessor are scheduled to expire on August 31, 2018. Effective on the date (“Suite 2-201 Commencement Date”) that is the earlier of September 1, 2018 or the earlier termination date of the Sublease and such underlying lease, Landlord shall deliver exclusive possession of Suite 2-201 to Tenant, the “Premises” shall include Suite 2-201, Tenant’s Pro Rata Share of Operating Expenses shall be recalculated, and Base Rent with respect to Suite 2-201 shall be at the rate of $21.50 per rentable square foot until the Suite 2-100 Commencement Date. Upon the Suite 2-100 Commencement Date, Tenant shall not pay any Rent for Suite 2-201 through September 30, 2020, except that for any time during such period that Tenant occupies Suite 2-201 for the conduct of Tenant’s business (or the conduct of its transferee’s business under a Permitted Transfer), Tenant shall pay variable expenses associated with such occupancy (i.e., expenses incurred by Landlord solely and directly as a result of Tenant’s actual occupancy of Suite 2-201, such as utility costs and Tenant’s Pro Rata Share of janitorial expenses with respect to Suite 2-201) that are otherwise chargeable under the Lease. Commencing on October 1, 2020, Tenant shall pay Base Rent for Suite 2-201 at the rate per rentable square foot as per the rent chart set forth in Section 5(a) below, subject to Section 5(c) below.

(b) The Term for the Additional Space commences on the date (“Additional Space Commencement Date”) that Landlord delivers exclusive possession of the Additional Space to Tenant accompanied by notice of same to Tenant. Effective on the Additional Space Commencement Date, the “Premises” shall include the Additional Space and Tenant’s Pro Rata Share of Operating Expenses shall be recalculated. Effective on the Additional Space Commencement Date, Suite 2-201 and the Additional Space shall collectively be deemed the Must-Take Space. The Term for the Additional Space and Suite 2-201 shall expire on April 30, 2028. Tenant shall not pay any Rent for the Additional Space until the earlier of the date when Tenant actually occupies the Additional Space or October 1, 2020. Upon the date Tenant actually occupies the Additional Space through September 30, 2020, Tenant shall pay only variable expenses associated with such occupancy (i.e., expenses incurred by Landlord solely and directly as a result of Tenant’s actual occupancy of the Additional Space, such as utility costs and Tenant’s Pro Rata Share of janitorial expenses with respect to the Additional Space) that are otherwise chargeable under the Lease. Commencing on October 1, 2020, Tenant shall pay Base Rent for the Additional Space at the rate per rentable square foot as per the rent chart set forth in Section 5(a) below, subject to Section 5(c) below.

(c) Landlord shall use commercially reasonable efforts to cause the Additional Space Commencement Date to occur no later than December 1, 2018. If Landlord does not deliver possession of the Additional Space by March 1, 2019, (which date shall be pushed back on a day-for-day basis for each day that delivery is delayed due to a Force Majeure Event or that a pending default remains uncured), Tenant shall be entitled to 1 day of free Base Rent and Tenant’s Pro Rata Share of Operating Expenses with respect to the Additional Space for each day of such delay commencing on March 1, 2019 until possession of the Additional Space is delivered, which credit shall be applied against the Base Rent and Tenant’s Pro Rata Share of Operating Expenses next due and owing. In lieu of but not in addition to the foregoing, if Landlord does not deliver possession of the Additional Space by April 1, 2019 (which date shall be pushed back on a day-for-day basis for each day that delivery is delayed due to a Force Majeure Event or that a pending default remains uncured), Tenant shall be entitled to 1 and 1/2 days of free Base Rent and Tenant’s Pro Rata Share of Operating Expenses with respect to the Additional Space for each day of such delay commencing on April 1, 2019 until possession of the Additional Space is delivered, which credit shall be applied against the Base Rent and Tenant’s Pro Rata Share of Operating Expenses next due and owing. In lieu of but not in addition to the foregoing, if Landlord does not deliver possession of the Additional Space by May 1, 2019 (which date shall be pushed back on a day-for-day basis for each day that delivery is delayed due to a Force Majeure Event or that a pending default remains uncured), Tenant shall be entitled to 2 days of free Base Rent and Tenant’s Pro Rata Share of Operating Expenses with respect to the Additional Space for each day of such delay commencing on May 1, 2019 until possession of the Additional Space is delivered or October 1, 2019, whichever occurs first, which credit shall be applied against the Base Rent and Tenant’s Pro Rata Share of Operating Expenses next due and owing. Landlord shall notify Tenant within 5 business days of the occurrence of a Force Majeure Event for which Landlord intends to assert a delay under this subsection (c). For avoidance of doubt, the parties acknowledge and agree that the continued occupancy of the Additional Space by another tenant, or an event resulting in the continued occupancy of the Additional Space by another tenant, shall not be considered a Force Majeure Event for purposes of this subsection (c).

(d) By a COLT, Landlord will notify Tenant of the Suite 2-201 Commencement Date, the Additional Space Commencement Date, rentable square footage of Suite 2-201 (measured per BOMA standards as set forth in the Current Lease), the rentable square footage of Additional Space (measured per BOMA standards as set forth in the Current Lease), and all other related matters stated therein. The COLT will be conclusive and binding on Tenant as to all matters set forth therein unless, within 10 days following delivery of a COLT (for Suite 2-201 and/or the Additional Space) to Tenant, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

5. Base Rent.

(a) Effective on May 1, 2018, Tenant covenants and agrees to pay to Landlord, without notice, demand, setoff, deduction, or counterclaim, Base Rent with respect to Suite 2-300 during the Term as follows, payable in equal monthly installments, and otherwise in accordance with the terms of the Lease:

Time Period	Annual Base Rent Per Rentable Square Foot
5/1/18 – 10/31/18 (“Suite 2-300 Abatement Period”)	$0.00
11/1/18 – 4/30/19	$23.36
5/1/19 – 4/30/20	$24.06
5/1/20 – 4/30/21	$24.78
5/1/21 – 4/30/22	$25.52
5/1/22 – 4/30/23	$26.29
5/1/23 – 4/30/24	$27.08
5/1/24 – 4/30/25	$27.89
5/1/25 – 4/30/26	$28.73
5/1/26 – 4/30/27	$29.59
5/1/27 – 4/30/28	$30.48

During the Suite 2-300 Abatement Period, Base Rent with respect to Suite 2-300 only is abated in full. Notwithstanding the foregoing, if at any time during the Suite 2-300 Abatement Period an Event of Default occurs, then the abatement of Base Rent provided above immediately becomes void, and the monthly Base Rent for Suite 2-300 for the remainder of the Suite 2-300 Abatement Period equals $63,167.58. Further, if more than three (3) monetary Events of Default occur within any 60-consecutive month period during the Term after the date hereof, then upon occurrence of the 4th monetary Event of Default within such 60-consecutive month period, Tenant shall repay to Landlord the total amount of Base Rent abated during the Suite 2-300 Abatement Period upon demand by Landlord.

(b) Effective on the Suite 2-100 Commencement Date, Tenant covenants and agrees to pay to Landlord, without notice, demand, setoff, deduction, or counterclaim, Base Rent with respect to Suite 2-100 during the Term, payable in equal monthly installments at the rate per rentable square foot stated in the rent chart set forth in Section 5(a) of this Amendment, following the same rent bumps during the same time periods. For example, if the Suite 2-100 Commencement Date occurs on May 1, 2019, Base Rent for Suite 2-100 shall be at the rate of $24.06 per rentable square foot. There shall be no abatement period for Suite 2-100. If the Suite 2-100 Commencement Date occurs prior to May 1, 2019, Base Rent for Suite 2-100 shall be $23.36 per rentable square foot. If the Suite 2-100 Commencement Date does not occur on the first day of a calendar month, Base Rent during such month shall be prorated based on the number of days in such month.

(c) Effective on October 1, 2020, Tenant covenants and agrees to pay to Landlord, without notice, demand, setoff, deduction, or counterclaim, Base Rent with respect to the Additional Premises and Suite 2-201 (Must-Take Space) during the Term at the rate of $24.78 per rentable square foot, payable in equal monthly installments, subject to the following. The Must-Take Space’s Base Rent rate per rentable square foot shall increase at the rate as per the rent chart set forth in Section 5(a) of this Amendment, following the same rent bumps during the same time periods. For example, on May 1, 2021, Base Rent for the Must-Take Space shall be $25.52 per rentable square foot. There shall be no abatement period for the Must-Take Space. If the Suite 2-201 Commencement Date and/or the Additional Space Commencement Date does not occur on the first day of a calendar month, Base Rent during such month shall be prorated based on the number of days in such month.

(d) Rent payments must be made by ACH credit of immediately available funds to an account designated by Landlord (or as otherwise directed in writing by Landlord to Tenant from time to time). “ACH” means Automated Clearing House network or similar system designated by Landlord. All Rent payments must include the Building number and the Lease number, which numbers will be provided to Tenant.

6. Condition of Suite 2-300, Suite 2-100 and Must-Take Space. Tenant acknowledges and agrees that Landlord has no obligation under the Lease to make any improvements to or perform any work in Suite 2-300, Suite 2-100, or the Must-Take Space, or, except as set forth otherwise on Exhibit C attached hereto, provide any improvement allowance, and Tenant accepts Suite 2-300, Suite 2-100, and the Must-Take Space in their current “AS IS” condition, subject to normal wear and tear thereafter, provided Landlord shall: (i) be responsible at Landlord’s expense for correction of any latent defects or code violations discovered by Tenant in Suite 2-100 and the Must-Take Space within 180 days after delivery of possession thereof; (ii) deliver possession of Suite 2-100 and the Must-Take Space in broom clean condition with all cabling, equipment, and other items of prior occupants removed; (iii) remain responsible for Landlord’s maintenance and repair obligations under the Current Lease; and (iv) at Landlord’s expense, deliver possession of the Additional Space to Tenant as a separately demised space, if not already done as of the date hereof. Subject to the foregoing, neither Landlord, nor anyone acting on Landlord’s behalf, has made any representation, warranty, estimation, or promise of any kind or nature whatsoever relating to the physical condition or suitability, including without limitation, the fitness for Tenant’s intended use, of Suite 2-300, Suite 2- 100, or the Must-Take Space. As used in this Amendment, “normal wear and tear” does not, and shall not be deemed to, include any damage or deterioration that could have been prevented through proper maintenance, or by Tenant’s full and timely performance of all its obligations under the Lease. Upon Tenant’s and Landlord’s execution of this Amendment and surrender of Suite 2-100 and/or the Must-Take Space by any prior occupant (which may occur on different dates), Landlord shall deliver possession of Suite 2-100 and the Must-Take Space to Tenant for Tenant’s completion of the Leasehold Improvements (as defined in and pursuant to Exhibit C). Effective on the date of each such delivery of possession, for purposes of all insurance and indemnity provisions in the Lease, the term “Premises” shall refer to Suite 2-300, Suite 2-100 and the Must-Take Space.

7. Temporary Premises.

(a) Suite 1-150. Upon Landlord’s delivery of exclusive possession of Suite 1-150 to Tenant (“Suite 1-150 Commencement Date”) through the Suite 1-150 Surrender Date (as defined below), Tenant shall lease certain premises deemed to contain approximately 8,283 rentable square feet and presently known as Suite 1-150 on the 1st floor of the building known as Building I located at 11305 Four Points Drive Austin, Texas 78726 (“Building I”) as shown on Exhibit A-3 attached hereto (“Suite 1-150”) on a temporary basis, subject to the surrender of Suite 1-150 by the current occupant, and on the following terms and conditions: (i) Suite 1-150 and all furniture and equipment (“Premises Personal Property”) currently located at Suite 1-150 shall be taken and accepted in its present “as is” condition, and Landlord shall not be obligated to do any remodeling, renovation, or repair work with respect thereto; (ii) from and after the Suite 1-150 Commencement Date, Suite 1-150 shall be included as a portion of the Premises demised under the Lease, and Tenant’s occupancy shall be subject to all of the terms, covenants, and provisions of the Lease except that Tenant shall pay Base Rent to Landlord based on the rental rate of $21.50 per rentable square foot of Suite 1-150, plus Tenant’s Pro Rata Share of Operating Expenses; (iii) Tenant shall reimburse Landlord for any direct and reasonable expenses incurred by Landlord as a result of Tenant’s use and occupancy of Suite 1-150, and not otherwise included in Tenant’s Pro Rata Share of Operating Expenses, including, without limitation, signage, keys, wiring, electricity, and janitorial services, within 30 days after receipt of Landlord’s bill therefor; (iv) Landlord shall have the right to enter Suite 1-150 at any time to show the same to prospective tenants upon reasonable advance notice to Tenant; and (v) Tenant shall be deemed the owner of the Premises Personal Property for all purposes from and after January 1, 2018. Notwithstanding anything to the contrary herein, during the first 90 days from the Suite 1-150 Commencement Date, Tenant shall not pay any Base Rent, but will pay Tenant’s Pro Rata Share of Operating Expenses. On or before the date (“Suite 1-150 Surrender Date”) that is the day immediately prior to the Suite 2-100 Commencement Date, time being of the essence, Tenant shall, at Tenant’s sole cost, relocate any furniture, furnishings, trade fixtures, equipment (including telecommunication lines and equipment), and other personal property of Tenant and the Premises Personal Property from Suite 1-150 to the Premises (or otherwise remove such property from Suite 1-150) and surrender Suite 1-150 to Landlord in the condition specified in Section 21 of the Current Lease for a surrender on the Suite 1-150 Surrender Date. Upon such surrender of Suite 1-150, Suite 1-150 shall not be included as a portion of the Premises demised pursuant to this Lease but shall continue to be subject to Tenant’s Right of First Refusal as per Exhibit G, Section 2 of the Current Lease. If Tenant fails to timely surrender possession of Suite 1-150 to Landlord on the Suite 1-150 Surrender Date, then Tenant shall be deemed a tenant at sufferance with respect to Suite 1-150 and the terms and provisions of Sections 10 and 21 of the Current Lease shall apply to such space, provided that Tenant shall have up to 30 days after the Suite 1-150 Surrender Date to complete removal of Tenant’s property from Suite 1-150 before any such property is deemed abandoned by Tenant.

(b) Notwithstanding anything to the contrary herein, Tenant’s right to occupy Suite 1-150 under subsection (a) above is contingent upon the existing tenant of such space surrendering such space by January 15, 2018, and Landlord will use commercially reasonable efforts to cause same to occur but if such space is not surrendered by such date, Tenant shall have the right to lease another similarly-sized available space in Four Points Centre Buildings I—IV or River Place Corporate Park Buildings I – VII, on the same terms above as Suite 1-150 in a mutually agreeable location until such time as Suite 1-150 becomes available (but no later than the Suite 2-100 Commencement Date) by providing written notice to Landlord requesting such space and Tenant shall execute an amendment memorializing the same.

(c) Suite 1-210. Notwithstanding anything to the contrary contained in this Amendment, commencing on August 1, 2018 (“Suite 1-210 Commencement Date”), Tenant shall have the option to occupy certain premises deemed to contain approximately 11,610 rentable square feet and presently known as Suite 1-210 on the 2nd floor of Building I as shown on Exhibit A-5 attached hereto (“Suite 1-210”) on a temporary basis, and on the following terms and conditions: (i) Tenant shall deliver written notice to Landlord no later than March 31, 2018 of Tenant’s election to lease Suite 1-210, with time being of the essence; (ii) Suite 1-210 shall be taken and accepted in its present “as is” condition, and Landlord shall not be obligated to do any remodeling, renovation, or repair work with respect thereto, provided Landlord shall (A) be responsible at Landlord’s expense for correction of any latent defects or code violations discovered by Tenant in such space within 180 days after delivery of possession thereof; (B) deliver possession of such space in broom clean condition with all cabling, equipment, and other items of prior occupants removed; and (C) remain responsible for Landlord’s maintenance and repair obligations under the Current Lease; (iii) from the Suite 1-210 Commencement Date, Suite 1-210 shall be included as a portion of the Premises demised under the Lease, and Tenant’s occupancy shall be subject to all of the terms, covenants, and provisions of the Lease except that Tenant shall pay Base Rent to Landlord based on the rental rate of $21.50 per rentable square foot of Suite 1-210, plus Tenant’s Pro Rata Share of Operating Expenses; and (iv) Landlord shall have the right to enter Suite 1-210 at any time to show the same to prospective tenants upon reasonable advance notice thereof to Tenant. On or before the date (“Suite 1-210 Surrender Date”) that is the day immediately prior to the Suite 2-100 Commencement Date, time being of the essence, Tenant shall, at Tenant’s sole cost, relocate any furniture, furnishings, trade fixtures, equipment (including telecommunication lines and equipment), and other personal property of Tenant from Suite 1-210 to the Premises (or otherwise remove such property from Suite 1-210) and surrender the Suite 1-210 to Landlord in the condition specified in Section 21 of the Current Lease for a surrender on Suite 1-210 Surrender Date. Upon such surrender of Suite 1-210, Suite 1-210 shall not be included as a portion of the Premises demised pursuant to this Lease. If Tenant fails to timely surrender possession of Suite 1-210 to Landlord on the Suite 1-210 Surrender Date, then Tenant shall be deemed a tenant at sufferance with respect to Suite 1-210 and the terms and provisions of Sections 10 and 21 of the Current Lease shall apply to such space, provided that Tenant shall have up to 30 days after the Suite 1-210 Surrender Date to complete removal of Tenant’s property from Suite 1-210 before any such property is deemed abandoned by Tenant. Notwithstanding the foregoing, the Suite 1-210 Commencement Date shall be pushed back on a day-for-day basis for each day that delivery is delayed due to the continued occupancy of Suite 1-210 by the current occupant thereof, provided that Landlord shall use diligent and good faith efforts to cause the current occupant of Suite 1-210 to surrender such space prior to August 1, 2018 or as soon as reasonably possible thereafter.

(d) If Tenant has the right to terminate the Lease under Section 3(e) of this Amendment but does not timely do so, the Term for Suite 1-150 and Suite 1-210 (if Tenant so elects to lease Suite 1-210) shall continue in full force and effect through the earlier of the Suite 2-100 Commencement Date or April 30, 2028, except that, commencing on November 1, 2019 Base Rent with respect to Suite 1-150 and Suite 1-210, if applicable, shall increase to the rate per rentable square foot stated in the rent chart set forth in Section 5(a) of this Amendment, following the same rent bumps during the same time periods. For example, on November 1, 2019, Base Rent for Suite 1-150 shall be at the rate of $24.06 per rentable square foot.

8. Operating Expenses. Effective on the Suite 2-100 Commencement Date the last sentence of Section 5.3 of the Current Lease is hereby deleted in its entirety and replaced by the following:

Notwithstanding the foregoing, future increases in Operating Expenses above the actual amounts for the prior calendar year beginning with those expenses for 2018, excluding Real Property Taxes, assessments, insurance, utilities, maintenance expenses and janitorial expenses, shall be limited to the lesser of (i) the actual increase; or (ii) five percent (5%) (the “Cap”) per year on a cumulative and compounding basis.

9. Security Deposit. In replacement of the existing LC (as that term is defined in Section 35 of the Current Lease) currently held by Landlord in the amount of $100,000.00 (“Existing LC”), Tenant must deliver to Landlord, together with its execution and delivery of this Amendment, a replacement LC in the face amount of $1,100,000.00 (“LC Amount”). Such replacement LC shall subject to all of the terms and conditions of Section 35 of the Current Lease applicable to the Existing LC, except as modified herein. Landlord hereby approves a replacement LC in substantially the same form as, and with the same issuing bank as under, the Existing LC. On May 1, 2023, subject to the provisions of Sections 35.1(a) and (b) of the Current Lease, upon Tenant’s written request, the LC Amount shall decrease by $250,000.00, and such LC amount shall continue to be reduced by $250,000 following the expiration of subsequent one (1) year periods (herein, each a “Reduction Date”), subject to the provisions of Sections 35.1(a) and (b) of the Current Lease, until the LC Amount has been reduced to $350,000.00, at which amount it will remain until the Expiration Date (as it may be extended).

10. Expansion Option.

(a) Provided: (i) Tenant is not then in default of the Lease; (ii) no more than 3 monetary Events of Default have occurred within any 60-consecutive month period after the date of this Amendment; (iii) the Lease is in full force and effect; (iv) Tenant is the originally named Tenant (or its transferee under a Permitted Transfer); and (v) Tenant (or its transferee under a Permitted Transfer) is then occupying 100% of the Premises for the conduct of Tenant’s business (or for the conduct of a transferee’s business under a Permitted Transfer), then Tenant has the option (“Expansion Option”) to lease all (but not less than all) of the approximately 13,220 rentable square feet known as Suite 2-200 and shown on Exhibit A-4 attached hereto (“Expansion Space”) upon the terms and conditions set forth in this Section. If Tenant desires to exercise the Expansion Option, Tenant shall send a written notice to Landlord of its irrevocable exercise of the Expansion Option (“Tenant’s Expansion Notice”), which must be received by Landlord before May 31, 2022, time being of the essence. Upon Tenant’s delivery of Tenant’s Expansion Notice, Tenant may not thereafter revoke Tenant’s exercise of the Expansion Option. The Term for the Expansion Space shall commence on the date (“Expansion Space Commencement Date”) that is the earlier of: (i) the date on which Tenant first occupies all or any portion of the Expansion Space for the conduct of any business; or (ii) 90 days after the date Landlord delivers possession of the Expansion Space to Tenant.

(b) Notwithstanding anything to the contrary in this Lease, the Expansion Option shall be subject, subordinate, and in all respects inferior to the rights of any third party leasing space at the Building under its existing lease for the Expansion Space (including, without limitation, any lease term extension period(s) contained in such tenant’s lease, regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease). Notwithstanding the foregoing, Landlord: (i) agrees not to grant the existing tenant in the Expansion Space an option or right to extend its term past November 1, 2023, unless such right is subordinate to Tenant’s right to lease the Expansion Space provided Tenant provides Tenant’s Expansion Notice before May 31, 2022, and (ii) represents and warrants to Tenant that no other third party leasing space at the Building has, or will have, rights to the Expansion Space beyond September 1, 2023. If an Event of Default exists at the time Landlord receives Tenant’s Expansion Notice or on the first day that Tenant commences to lease the Expansion Space, Landlord, at Landlord’s option, shall have the right to nullify Tenant’s exercise of the Expansion Option with respect to the Expansion Space.

(c) Tenant shall take the Expansion Space in “AS IS” condition, and Landlord shall have no obligation to make any improvements or alterations to the Expansion Space. With respect to the Expansion Space, Tenant shall pay Tenant’s Share of Operating Expenses and utilities pursuant to the terms of this Lease. Except to the extent expressly set forth in this Section to the contrary, if Tenant elects to lease the Expansion Space, such space shall become subject to the Lease upon the same terms and conditions as are then applicable to the original Premises, including without limitation the Expiration Date. Upon the Expansion Space Commencement Date, the “Premises” shall include the Expansion Space and, except as otherwise set forth in this Section, all computations made under the Lease based upon or affected by the rentable area of the Premises shall be recomputed to include the Expansion Space.

(d) (i) Base Rent for the first year that Tenant leases the Expansion Space shall be at the Expansion Option Rent (as defined below) multiplied by the number of rentable square feet in the Expansion Space (as measured per BOMA standards as set forth in the Current Lease). When Base Rent for the first year that Tenant will lease the Expansion Space is being determined, Base Rent for the second and all subsequent years that Tenant will lease the Expansion Space shall also be determined (in accordance with the same procedures as are set forth herein for determining the Expansion Option Rent) based upon the then-prevailing annual rent escalation factor in the applicable leasing market.

(ii) “Expansion Option Rent” means the Fair Market Rental Rate (as defined in Exhibit B of the Current Lease) for the Expansion Space. Notwithstanding anything to the contrary herein, Tenant will not be entitled to any tenant improvement allowances, free rent periods or other economic concessions (if any) that Tenant was entitled to with respect to the original Premises (as theretofore expanded), except to the extent such items are indirectly incorporated into the Expansion Option Rent as set forth in this Section.

(iii) If Landlord and Tenant do not agree upon the Fair Market Rental Rate for the Expansion Space in writing within 20 days after Landlord receives Tenant’s Expansion Notice, then the Fair Market Rental Rate for the Expansion Space shall be determined in accordance with Exhibit G, Section 1.5 of the Current Lease.

(e) Except as set forth in this Section to the contrary, Tenant shall lease the Expansion Space under an amendment to the Lease. Upon Landlord’s request, Tenant shall execute an appropriate amendment, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the expansion of the Premises as set forth in this Section (provided Tenant’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the Expansion Option).

(f) If Tenant exercises its right to lease the Expansion Space the Expansion Option shall thereafter be null and void. If Tenant timely sends Tenant’s Expansion Notice, Landlord shall use commercially reasonable efforts to deliver possession of the Expansion Space by September 1, 2023. Landlord shall promptly commence and diligently pursue obtaining possession of the Expansion Space so that Landlord can tender the Expansion Space to Tenant by such date or as soon as reasonably practicable thereafter; provided, however, Landlord shall have no liability to Tenant if Landlord does not tender the Expansion Space to Tenant if Landlord is otherwise in compliance with its obligations under this Section 10.

11. Extension Options.

(a) Provided: (i) Tenant is not then in default of the Lease; (ii) no more than 3 monetary Events of Default have occurred within any 60-consecutive month period after the date of this Amendment; (iii) the Lease is in full force and effect; (iv) Tenant is the originally named Tenant (or its transferee under a Permitted Transfer); and (v) Tenant (or its transferee under a Permitted Transfer) is then occupying 85% of the Premises for the conduct of Tenant’s business (or for the conduct of a transferee’s business under a Permitted Transfer), Tenant shall have the right to extend the Term (“Extension Option”) for up to 2 consecutive terms of 60 months each beyond the end of the Term (each an “Extension Term”) by delivering Tenant’s written extension election notice to Landlord no later than the Extension Deadline, with time being of the essence. The “Extension Deadline” means the date that is 15 months prior to the expiration of the then-current Term. The terms and conditions of the Lease during each Extension Term shall remain unchanged except Tenant shall only be entitled to the 2 Extension Terms provided above, the annual Base Rent for the applicable Extension Term shall be the Extension Rent (as defined below), the Expiration Date shall be the last day of the Extension Term (or such earlier date of termination of the Lease pursuant to the terms hereof), and, except to the extent reflected in the Extension Rent, Landlord shall have no obligation to perform any tenant improvements to the Premises or provide any tenant improvement allowance to Tenant. Upon Tenant’s delivery of its written extension election notice, Tenant may not thereafter revoke its exercise of the Extension Option. Notwithstanding anything to the contrary in this Lease, Tenant shall have no right to extend the Term other than or beyond the 2, 60-month Extension Terms described in this paragraph. For avoidance of doubt, if Tenant timely exercises the first Extension Option only, the Term for the Premises shall expire on April 30, 2033, and if Tenant timely exercises both the first and second Extension Options, the Term for the Premises shall expire on April 30, 2038.

(b) “Extension Rent” means the Fair Market Rental Rate (as defined in Exhibit B of the Current Lease) for the Extension Terms. In lieu of directly providing any prevailing market allowances and/or concessions, Landlord may elect to reduce the Extension Rent by the economic equivalent thereof to reflect the fact that such allowances and concessions were not provided directly to Tenant. During the Extension Term, Tenant shall not be entitled to any tenant improvement allowances, free rent periods or other economic concessions (if any) that Tenant was entitled to during the Term, except to the extent such items are indirectly incorporated into the Extension Rent as set forth in this Section. When the Extension Rent is being determined for the first year of the Extension Term, the Extension Rent for the second and all subsequent years of the Extension Term shall also be determined in accordance with the same procedures as are set forth herein and based upon the then prevailing annual rent escalation factor in the applicable leasing market.

(c) If Tenant timely exercises an Extension Option and Landlord and Tenant do not agree upon the Extension Rent in writing by the date that is the later of 20 days after Landlord’s receipt of Tenant’s extension notice or 3 months prior to the Extension Deadline, then the Fair Market Rental Rate for the Extension Terms shall be determined in accordance with Exhibit G, Section 1.5 of the Current Lease.

(d) Upon Tenant’s timely and proper exercise of an Extension Option pursuant to the terms above and satisfaction of the above conditions: (i) the “Term” shall include the Extension Term, subject only to the determination of Extension Rent; and (ii) upon Landlord’s request, Tenant shall execute prior to the expiration of the then-expiring Term, an appropriate amendment to this Lease, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the extension of the Term for the ensuing Extension Term (provided Tenant’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the Extension Option).

12. Termination Option. Provided: (i) Tenant is not then in default of the Lease; (ii) no more than 3 monetary Events of Default have occurred within any 60-consecutive month period after the date of this Amendment; (iii) the Lease is in full force and effect; (iv) Tenant is the originally named Tenant (or its transferee under a Permitted Transfer); (v) Tenant has not exercised its Expansion Option under Section 10, or Right of First Offer under Section 13 or otherwise expanded the Premises (unless the Termination Payment is proportionately increased on a per square foot basis); and (vi) Tenant has not leased the entirety of the Building, Tenant has the right to terminate the Lease effective at 11:59 p.m. on the Termination Date, in accordance with and subject to each of the following terms and conditions (“Termination Option”). The “Termination Date” means September 30, 2025. If Tenant desires to exercise the Termination Option, Tenant must give to Landlord irrevocable written notice of Tenant’s exercise of the Termination Option (“Termination Notice”), together with the Termination Payment (as defined below). The Termination Notice and the Termination Payment must be received by Landlord no later than September 30, 2024, failing which the Termination Option is deemed waived (provided Landlord reserves the right to waive in writing the requirement that Tenant fully and/or timely pay the Termination Payment). The “Termination Payment” means the sum of $1,905,510.00. Tenant’s payment of the Termination Payment is a condition precedent to the termination of the Lease on the Termination Date, and such obligation survives the Expiration Date. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant. The Termination Payment is payable only by wire transfer or cashier’s check. Time is of the essence with respect to the dates and deadlines set forth herein. As of the date Tenant delivers the Termination Notice, any and all unexercised rights or options of Tenant to extend the Term or expand the Premises (whether expansion options, rights of first refusal, rights of first offer, or otherwise), and any and all outstanding tenant improvement allowance not properly claimed by Tenant in accordance with the Lease shall immediately terminate and are automatically, without further action required by any party, null and void and of no force or effect. If Tenant timely and properly exercises the Termination Option in accordance with this paragraph, the Lease and the Term shall come to an end on the Termination Date with the same force and effect as if the Term were fixed to expire on such date, the Expiration Date shall be the Termination Date, and the terms and provisions of Sections 10 and 21 of the Current Lease shall apply.

13. Right of First Offer.

(a) Provided: (i) Tenant is not then in default of the Lease; (ii) no more than 3 monetary Events of Default have occurred within any 60-consecutive month period after the date of this Amendment; (iii) the Lease is in full force and effect; (iv) Tenant is the originally named Tenant (or its transferee under a Permitted Transfer); and (v) Tenant (or its transferee under a Permitted Transfer) is then occupying 100% of the Premises for the conduct of Tenant’s business (or for the conduct of a transferee’s business under a Permitted Transfer),, Landlord shall notify Tenant in writing (“Landlord’s ROFO Notice”) when any rentable space located in Building I becomes available for lease (as defined below) from Landlord or Landlord reasonably anticipates that such space will become available for lease from Landlord (“ROFO Space”). Landlord’s ROFO Notice shall include the anticipated availability date and basic economic terms for the lease of the ROFO Space (which shall be market terms) and, subject to the terms and provisions of this Section, Tenant shall have an ongoing right (“ROFO”) to lease all (but not less than all) of the ROFO Space by delivering Tenant’s written notice of such election to Landlord (“Tenant’s ROFO Notice”) within 5 business days after Tenant’s receipt of Landlord’s ROFO Notice. This ROFO is expressly conditioned on Landlord or any of its wholly owned affiliates owning the Building and Building I at the time the Landlord’s ROFO Notice is delivered.

(b) Upon Tenant’s delivery of Tenant’s ROFO Notice, Tenant may not thereafter revoke Tenant’s exercise of the ROFO. If an Event of Default exists at the time Landlord receives Tenant’s ROFO Notice or on the first day that Tenant commences to lease the ROFO Space, Landlord, at Landlord’s option, shall have the right to nullify Tenant’s exercise of the ROFO with respect to such ROFO Space. If Tenant notifies Landlord that Tenant elects not to lease the ROFO Space or if Tenant fails to timely deliver Tenant’s ROFO Notice to Landlord with respect thereto, then Landlord shall have the right to enter into a lease for the ROFO Space under one or more leases containing such terms as Landlord deems acceptable in Landlord’s sole discretion, and the ROFO shall be void and have no further force or effect with respect to such space until such space again becomes available for lease.

(c) The ROFO shall be subject, subordinate, and in all respects inferior to the rights of any third-party tenant leasing space at the Building or Building I as of the date of this Amendment. Landlord may at any time choose to use any space that is or about to become vacant within the Building or Building I for marketing or property management purposes, or as a building amenity or Common Area such as a fitness center or conference area, or to lease such space to an existing tenant of Landlord in connection with the relocation of such tenant, without in any such case notifying or offering such space to Tenant or giving rise to any right of Tenant hereunder. Space is “available to lease” if and when: (i) the lease for any tenant of all or a portion of the space expires or is otherwise terminated, provided space shall not be deemed to be or become available if the space is assigned or subleased by the tenant of the space, or relet by the tenant or subtenant of the space by renewal, extension, or new lease; and (ii) to the extent that all or a portion of the ROFO Space is available for lease from Landlord as of the date of this Amendment, Landlord has entered into a lease with a third-party tenant for such currently available ROFO Space after the date of this Amendment and the term of that lease has expired (including, without limitation, the expiration of any lease term extension period(s), regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease or otherwise) or been terminated.

(d) Except to the extent expressly set forth in Landlord’s ROFO Notice to the contrary, if Tenant elects to lease the ROFO Space, such space shall become subject to the Lease upon the same terms and conditions as are then applicable to the original Premises, except that Tenant shall take the ROFO Space in “AS IS” condition and Landlord shall have no obligation to make any improvements or alterations to the ROFO Space. Landlord shall determine the exact location of any demising walls (if any) for the ROFO Space. Tenant shall not be entitled to any tenant improvement allowances, free rent periods, or other special concessions granted to Tenant with respect to the original Premises. Upon Tenant’s leasing of the ROFO Space, the “Premises” shall include the ROFO Space and, except as otherwise set forth in this Section, all computations made under the Lease based upon or affected by the rentable area of the Premises shall be recomputed to include the ROFO Space.

(e) If Tenant timely exercises its right to lease the ROFO Space: (i) Tenant’s lease of the ROFO Space shall commence upon the later of: (A) the date of availability specified in Landlord’s ROFO Notice; or (B) the first date that Landlord is able to tender possession of the ROFO Space to Tenant in vacant condition; (ii) the ROFO shall thereafter be null and void as to such space; (iii) the term of Tenant’s lease of the ROFO Space shall be coterminous with the Term for Suite 2-300 so long as at least 60 months remain on the Term, and otherwise shall be on the term specified in Landlord’s ROFO Notice; and (iv) upon Landlord’s request, Tenant shall execute an appropriate amendment, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the expansion of the Premises as set forth in this Section (provided Tenant’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the ROFO).

14. Exterior Signage; Suite 2-100 Signage.

(a) Effective at any time after the Suite 2-100 Delivery Date and provided all of the Building Signage Conditions are fully satisfied, the originally named Tenant (or its transferee under a Permitted Transfer) shall have the nonexclusive right to cause Landlord, exercisable by the delivery of written notice from Tenant to Landlord, to install one exterior monument sign or monument sign panel in one of the locations adjacent to the Building as shown on Exhibit D attached hereto (“Building Sign”), subject to Applicable Laws (including without limitation all necessary local governmental approvals) and satisfaction of all of the following terms and conditions: (i) the size and location and Tenant’s specifications and design of the Building Sign shall be subject to Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, and generally consistent with the aesthetic standards of the Building; (ii) Landlord shall obtain, install, repair, maintain and replace the Building Sign on Tenant’s behalf, at Tenant’s sole cost and expense following Tenant’s approval of the identity of and bid from the sign contractor, such approval as to the identity of the sign contractor not to be unreasonably withheld or delayed; (iii) if the Building Sign is illuminated, Tenant shall pay its proportionate share of the costs of such illumination (equitably allocated in Landlord’s reasonable determination); and (iv) only one entity shall be identified on the Building Sign (i.e., either Tenant or its transferee under a Permitted Transfer). The “Building Signage Conditions” are that: (a) the originally named Tenant (or its transferee under a Permitted Transfer) is occupying and paying full Rent on at least 80% of the rentable area of Suite 2-100, the Must-Take Space and Suite 2-300; (b) there is no pending Event of Default at the time Tenant initially exercises such right; (c) no more than three (3) monetary Events of Default have occurred within any 60-consecutive month period during the Term after the date hereof; (d) the Lease is in full force and effect; and (e) Landlord, at Tenant’s cost, has obtained all necessary approvals and permits to erect the Building Sign. Prior to the Expiration Date, or immediately upon any of the Building Signage Conditions no longer being satisfied, Landlord shall have the right, at Tenant’s sole cost and expense, to remove the Building Sign and repair and restore the Building Sign location to its prior existing condition. With respect to clause (i) above, Landlord’s determination and selection of the size, location, specifications, and design of the Building Sign may take into account the necessity to reserve or reallocate space for signage for existing and future tenants of the Building and in furtherance of the foregoing, Landlord shall have the right to require that the Building Sign be replaced with a Building Sign of a different size, configuration, or design reasonably acceptable to Tenant, from time to time, and the Building Sign’s placement may be relocated by Landlord to a new location reasonably acceptable to Tenant, from time to time, such relocation to be at Landlord’s sole cost unless it is required under Applicable Laws. Tenant shall pay Landlord for all costs due from Tenant under this paragraph as Additional Rent within 30 days after receipt of Landlord’s invoice therefor.

(b) Effective at any time after the Suite 2-100 Commencement Date, subject to Landlord’s prior written approval, Tenant, at its cost, may reconfigure Suite 2-100 to incorporate sliding glass doors (or a similar design) which will open to the main lobby, and may install one additional sign within Suite 2-100 that is visible from the common area lobby, which work shall be deemed an Alteration and subject to the provisions of Section 10 of the Current Lease.

15. Parking. Tenant has the nonexclusive right to use the parking facilities at the Project for parking standard-size automobiles and standard-size trucks (not to exceed the length and width of the Building’s parking spaces or any garage height restrictions) of Tenant and its employees, at no charge to Tenant with Tenant being entitled to unreserved parking at a ratio of no more than 4 per 1,000 square feet of rentable area of the Premises (rounded downward). With respect to the allocated share of parking for Suite 2-100 and Suite 2-300, Tenant may designate up to a total of 3 of such allocated parking spaces as reserved parking spaces in a location(s) agreed by Landlord and Tenant and also at no charge to Tenant; provided, however, Landlord shall have no obligation to monitor or patrol such reserved parking spaces, and Tenant shall pay Landlord for any reasonable costs for the reserved parking signage within 15 days after receipt of an invoice therefor. Such reserved spaces allocated for Suite 2-100 shall be available on the execution date of this Amendment. Landlord shall have the option of relocating the reserved parking spaces from time to time by delivery of written notice to Tenant provided the relocated parking spaces are substantially as accessible to the Premises as the originally granted spaces. If Landlord reasonably determines that parking has become an issue for the Building or Project, Landlord may implement a valet service or alternative parking arrangement, the costs of which are includable in Tenant’s Operating Expenses.

16. Prohibited Uses. Item (g) under “Prohibited Uses” in Exhibit B to the Current Lease, shall be deleted in its entirety and replaced by the following:

(g) A Prohibited Use is an office that exceeds the Project’s parking limitations or the Building’s load or density limitations. For the avoidance of doubt, Tenant’s use of the parking facilities at the Project in compliance with Section 15 of this Amendment shall be deemed to be within the Project’s parking limitations; and Tenant’s use and occupancy of the Premises in conformance with plans and specifications expressly approved by Landlord and expressly permitted by all applicable governmental authorities (as evidenced by a building permit) shall be deemed to be within the Building’s load or density limitations.

17. Assignment and Subletting. The language in Section 15.1(b)(5)(ii) of the Current Lease which states “or any other Building owned by Landlord (or an affiliate thereof) in Austin, Texas” shall be deleted in its entirety and replaced by the following: “or a prospective tenant with whom Landlord is in lease negotiations, as evidenced by an agreed upon letter of intent, for space in Four Points Centre Building I, Building II, Building III and Building IV and River Place Corporate Park Buildings I – VII, so long as Landlord or an affiliate of Landlord own the aforementioned buildings.”

18. Generator. Subject to the terms of this paragraph and there then being available space, and provided there is no pending Event of Default, Tenant shall have the right to install and maintain an emergency generator outside of the Building in a location as shown on Exhibit E attached hereto or otherwise mutually and reasonably acceptable to Landlord and Tenant, together with such service lines as are necessary to cause such emergency generator to service the Premises (the generator and the service lines, the “Generator”). Tenant shall deliver to Landlord detailed plans and specifications for the Generator (including the proposed location and screen wall design) and a copy of Tenant’s contract for installing the Generator, which plans and specifications and contract shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned, or delayed. Landlord shall have the right, at any time and from time to time, to require Tenant to relocate the Generator to another location specified by Landlord at Landlord’s sole cost unless such relocation is required under Applicable Laws or Tenant’s breach of the Lease. Subject to the foregoing, Tenant shall pay all costs of purchase, installation, maintenance, replacement, governmental inspection, permitting, insurance, cleanup, and operation of the Generator. Tenant shall not use the Generator in a manner that will unreasonably interfere with Landlord’s and/or any current or future tenant’s use of the Project. Tenant is hereby granted such nonexclusive easements and licenses as are reasonably necessary for: (i) use of any Building shafts required to install the electrical wiring for the Generator; and (ii) access to the Generator at all reasonable times and in emergencies. The Generator shall be connected to the Premises by electrical wiring, the installation of which shall be performed by Tenant’s contractor, at Tenant’s expense. Tenant shall be responsible for procuring all licenses and permits required for the installation, use, and operation of the Generator, and Landlord makes no representations or warranties regarding the permissibility or the permitability of the Generator under applicable Laws. Upon Landlord’s written approval of the plans and specifications and of the installation contract for the Generator, Tenant shall cause the Generator to be installed by a contractor reasonably acceptable to Landlord. Tenant shall cause the Generator to be constructed, installed, maintained, and operated: (I) in compliance with all applicable Laws and in accordance with the Building rules and regulations including those promulgated by Landlord pertaining to construction at the Building by third-party contractors; and (II) so as not to adversely affect or impact the structural, communications, or other systems of or serving the Building. Upon installation of the Generator, Tenant shall furnish Landlord with an “as built” drawing of the Generator certified by Tenant’s architect or such other professional as Landlord shall reasonably approve. On or prior to the Expiration Date, Tenant shall remove the Generator and related wiring and other equipment associated therewith, repair any damage caused by such removal, and restore the area to the condition existing prior to the date the Generator was installed, reasonable wear and tear and damage by casualty or condemnation excepted. Tenant shall pay Landlord within 30 days after demand by Landlord any reasonable increase(s) in Landlord’s insurance premium(s) attributable to the Generator. Tenant shall maintain the Generator and any related equipment in a clean and safe manner throughout the Term. In addition, all repairs to the Building and/or the Property made necessary by reason of the installation, maintenance, and operation of the Generator shall be Tenant’s expense. Any operation of the Generator for testing or upkeep purposes shall be conducted only at times not falling within the normal hours of operation of the Building. Fuel for the Generating Equipment shall only be maintained in quantities sufficient for emergency operation in accordance with all applicable Laws and Tenant shall not stockpile fuel in excess of these quantities anywhere at the Project. Tenant shall immediately take all actions necessary to properly remediate any spillage or leak of fuel from the Generator, and promptly furnish Landlord with a copy of any notice received from any governmental authority relating to any claimed spillage or leak of fuel. Tenant hereby assumes all liability to persons and property arising from or in any way related to the Generator. Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all claims or damages (including, but not limited to environmental claims or damages) arising out of or from or related to the installation, use, and removal of the Generator. Landlord shall be named as an additional insured on all Tenant insurance relating to the Generator. If Tenant exercises its option under this Section, upon Landlord’s request Tenant shall execute Landlord’s customary generator equipment license agreement, which agreement shall be consistent with the terms and conditions of this Section.

19. Roof Equipment.

(a) At Tenant’s sole cost and expense and provided there is no pending Event of Default, Tenant (but not any subtenant, other than a transferee under a Permitted Transfer) shall have access to the Tenant’s Pro Rata Share of the area of the roof of the Building designated by Landlord as specified for antennas, in designated areas mutually agreed upon, for the purpose of installation of a microwave satellite device and associated wiring, supplemental HVAC units and/or other equipment serving Tenant’s business within the Premises (collectively, the “Roof Equipment”) provided: (i) the Roof Equipment does not impact Landlord’s roof warranty; (ii) the Roof Equipment complies with all applicable Laws; (iii) Tenant obtains Landlord’s prior written consent thereto, such consent not to be unreasonably withheld, conditioned, or delayed, including without limitation approval of (1) the placement of the Roof Equipment, (2) any roof penetrations, (3) an elevation or representational drawing of what the Roof Equipment will look like when mounted to the roof of the Building, and (4) a specific scope of work from Tenant’s contractor; (iv) Landlord shall have the right, at any time and from time to time, to require Tenant to relocate the Roof Equipment to another Building roof location specified by Landlord, which relocation shall be at Landlord’s sole cost unless such relocation is required under Applicable Laws or Tenant’s breach of the Lease; and (v) Tenant removes the Roof Equipment and restores the roof to its original condition on or prior to the Expiration Date. The Roof Equipment is deemed Tenant’s Property and shall be for the sole benefit of Tenant and Landlord, relate specifically to Tenant’s use of the Premises, and not be used as a switching station, amplification station, or by other tenants or third parties. Tenant is solely responsible for all costs associated with the installation, maintenance, and removal of the Roof Equipment.

(b) Tenant shall make a request for approval of the Roof Equipment by submission of specific plans and specifications for the work to be performed. Landlord shall respond in writing within 15 business days after receipt of the same, advising Tenant of approved contractors and those portions of the work that are acceptable and disapproving those portions of the work that are, in Landlord’s judgment, reasonably exercised, unacceptable and with respect to the plans, specifically detailing the nature of Landlord’s objection.

(c) Tenant shall be solely responsible for all damages caused by the Roof Equipment, the removal of the Roof Equipment, and the restoration of the roof prior to the Expiration Date, unless directed in writing by Landlord otherwise. Landlord shall be named as an additional insured on all Tenant insurance relating to the Roof Equipment. All installation, repair, replacement, and modification of the Roof Equipment shall be coordinated with Landlord, use only contractors approved in writing by Landlord, and be in accordance with all applicable Laws and the rules and regulations set forth in this Lease. If Tenant exercises its option under this subsection, upon Landlord’s request Tenant shall execute Landlord’s customary roof equipment license agreement, which agreement shall be consistent with the terms and conditions of this Section.

20. Security Services; Reception Desk; Elevator Access. Tenant shall have the right, at any time and from time to time, to require Landlord to contract for security services to be provided to the Building on weekdays during the hours of 11:00 PM until 7:00 AM, the costs of which shall be paid by Tenant as Additional Rent within 30 days after receipt of an invoice. If Tenant leases the entire Building, it may erect a reception desk and seating located in the first floor main lobby of the Building, subject to Landlord’s reasonable approval of the location and configuration and such improvement shall be deemed an Alteration and subject to the provisions of Section 10 of the Current Lease. Subject to all laws, Landlord’s access rights and reasonable security measures, for so long as Tenant is the sole tenant on a full floor in the Building and there is no pending default under the Lease, Tenant may restrict elevator access to visitors on such fully occupied floors, and Tenant shall be responsible to pay all costs associated therewith.

21. Utilities. For any separately metered utilities, Landlord is hereby authorized to request and obtain, on behalf of Tenant, Tenant’s utility consumption data from the applicable utility provider for informational purposes and to enable Landlord to obtain full building Energy Star scoring for the Building. Heating, ventilation, and air conditioning will be furnished to the Premises on Saturdays at no additional cost and upon Tenant’s prior request to Landlord received no later than noon on the preceding business day, provided Tenant remains responsible for after-hours charges for service outside of Normal Working Hours pursuant to the terms of the Lease. In the event of an emergency, such as a burst waterline or act of God, Landlord may make repairs for which Tenant is responsible under the Lease (at Tenant’s cost) without giving Tenant prior notice, but in such case Landlord will provide notice to Tenant as soon as practicable thereafter, and Landlord will take commercially reasonable steps to minimize the costs incurred. Tenant shall be charged Landlord’s actual cost of after-hours HVAC, with no mark-up, as per the Current Lease (currently $27.50 per hour).

22. Outdoor Deck. Subject to all Applicable Laws and codes, Tenant shall have the right to use a portion of the Common Area adjacent to the Building for the purpose of constructing and maintaining an outdoor deck for the exclusive use by Tenant and its employees and invitees (the “Outdoor Deck”), provided such Outdoor Deck does not impede any other tenant’s ability to use and access other portions of the Common Area. The size, location and Tenant’s specifications and design of the Outdoor Deck shall be subject to Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed, and generally consistent with the aesthetic standards of the Building. Landlord makes no representations or warranties regarding the permissibility or the permitability of the Outdoor Deck under Applicable Laws and codes. Tenant further acknowledges and agrees that the size and location of the Outdoor Deck may be limited by impervious cover restrictions, easement and setback lines, and other site-specific considerations. If Tenant elects to construct the Outdoor Deck, construction shall be performed either as part of Tenant’s Leasehold Improvements under Exhibit C, or as a subsequent Alteration subject to the provisions of Section 10 of the Current Lease. Tenant, at its sole cost, shall pay all costs to install, maintain, repair, and replace the Outdoor Deck, and all repairs to the Building and/or the Property made necessary by reason of the installation, maintenance, and operation of the Outdoor Deck. No part of the Improvement Allowance shall be applied toward any costs for the Outdoor Deck. The Outdoor Deck shall not be included in the Premises for the purpose of calculating Base Rent or Tenant’s Pro Rata Share of Operating Expenses, but shall be included in the Premises for all other purposes hereunder. Tenant, at its sole cost, Tenant shall maintain the Outdoor Deck in good condition and shall remove all trash and debris generated by Tenant and/or its employees and invitees on the Outdoor Deck. Tenant shall pay for the cost of any utilities serving the Outdoor Deck. Tenant shall cause the Outdoor Deck to be constructed, installed, maintained, and operated in a safe and clean manner: (I) in compliance with all Applicable Laws and in accordance with the Building rules and regulations including those promulgated by Landlord pertaining to construction at the Building by third-party contractors; and (II) so as not to adversely affect or impact the structural, communications, or other systems of or serving the Building. Upon installation of the Outdoor Deck, Tenant shall furnish Landlord with an “as built” drawing of the Outdoor Deck certified by Tenant’s Architect or such other professional as Landlord shall reasonably approve. On or prior to the Expiration Date or earlier termination of Tenant’s right to occupy the Outside Deck as provided herein, Tenant shall remove the Outdoor Deck and any related wiring and other equipment associated therewith, repair any damage caused by such removal, and restore the area to the condition existing prior to the date the Outdoor Deck was installed, reasonable wear and tear and damage by casualty or condemnation excepted. Tenant shall pay Landlord within 30 days after demand by Landlord any reasonable increase(s) in Landlord’s insurance premium(s) attributable to the Outdoor Deck. Tenant hereby assumes all liability to persons and property arising from or in any way related to the Outdoor Deck. Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all claims or damages arising out of or from or related to the installation, use, and removal of the Outdoor Deck.

23. Brokers. Landlord and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations, or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and HPI Corporate Services (“Broker”). Each party must indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising out of or from or related to its misrepresentation or breach of warranty under this Section. Landlord must pay Broker a commission in connection with this Amendment pursuant to the terms of a separate written agreement between Landlord and Broker. This Section will survive the expiration or earlier termination of the Term.

24. Notices. Copies of notices to Tenant should be sent via email to                     . Landlord’s notice address for the purposes of Section 32.5 of the Current Lease is hereby revised as follows:

Landlord:	G&I VII FOUR POINTS LP c/o Brandywine Realty Trust Attn: General Manager 111 Congress Ave., Suite 3000 Austin, TX 78701	With a copy to: Email:

25. Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Current Lease has not been modified, amended, canceled, terminated, released, superseded, or otherwise rendered of no force or effect. The Current Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term, and power contained in and under the Current Lease continues in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth herein. In the event of any conflict between the terms and conditions of this Amendment and those of the Current Lease, the terms and conditions of this Amendment control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto.

26. Representations. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so. Tenant hereby represents and warrants to Landlord that there are no defaults by Landlord or Tenant under the Current Lease, nor any event that with the giving of notice or the passage of time, or both, will constitute a default under the Current Lease.

27. Press Releases; Confidentiality. Landlord shall have the right, to the extent required to be disclosed by Landlord or Landlord’s affiliates in connection with filings required by applicable Laws, including without limitation the Securities and Exchange Commission (“SEC”), without notice to Tenant to include in such securities filings general information relating to the Lease, including, without limitation, Tenant’s name, the Building, and the square footage of the Premises. Except as set forth in the preceding sentence, neither Tenant nor Landlord shall issue, or permit any broker, representative, or agent representing either party in connection with the Lease to issue, any press release or other public disclosure regarding the specific terms of the Lease (or any amendments or modifications hereof), without the prior written approval of the other party. The parties acknowledge that the transaction described in the Lease and the terms thereof (but not the existence thereof) are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, brokers, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the good faith judgment of Landlord or Tenant, may be required to enable Landlord or Tenant to comply with its obligations under Law or under laws and regulations of the SEC. Neither party may make any public disclosure of the specific terms of the Lease, except as required by Law, including without limitation SEC laws and regulations, or as otherwise provided in this paragraph. In connection with the negotiation of the Lease and the preparation for the consummation of the transactions contemplated thereby, each party acknowledges that it will have had access to confidential information relating to the other party. Each party shall treat such information and shall use its best efforts to cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof, and not duplicate or use such information, except by Permitted Parties.

28. Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together will be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission will constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted and/or produced electronically will be deemed to be their original signature for all purposes.

29. OFAC. Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and must at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto must defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations will survive the expiration or earlier termination of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the date first-above written.

LANDLORD:
G&I VII FOUR POINTS LP

By:	G&I VII Four Points GP LLC, its general partner

	By:	G&I VII Austin Office LLC, its sole member

		By:	BDN Austin Properties LLC, its operating manager

			By:	/s/ Bill Redd
			Name:	Bill Redd
			Title:	EVP & Senior Managing Director
			Date:	2/5/2018

TENANT: BIGCOMMERCE, INC.

By:	/s/ Robert Alvarez
Name:	Robert Alvarez
Title:	CFO / COO
Date:	1/5/2018

EXHIBIT A-1

LOCATION PLAN OF SUITE 2-100 (NOT TO SCALE)

EXHIBIT A-2 (NOT TO SCALE)

LOCATION PLAN OF SUITE 2-201 AND ADDITIONAL SPACE

EXHIBIT A-3

LOCATION PLAN OF SUITE 1-150 (TEMPORARY SPACE) (NOT TO SCALE)

EXHIBIT A-4

LOCATION PLAN OF SUITE 2-200 (NOT TO SCALE)

EXHIBIT A-5

LOCATION PLAN FOR SUITE 1-210 TEMPORARY PREMISES

EXHIBIT B

CONFIRMATION OF LEASE TERM

C-1

EXHIBIT C

LEASEHOLD IMPROVEMENTS

EXHIBIT C-1

CONTRACTOR REQUIREMENTS

C-1-1

EXHIBIT C-2

INSURANCE REQUIREMENTS

C-2-1

EXHIBIT D

BUILDING SIGN LOCATION

D-1

EXHIBIT E

GENERATOR LOCATION

E-1